Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Robert W. Weaver
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE FOURTH QUARTER
AND YEAR ENDED DECEMBER 31, 2006

Tontitown, Arkansas, February 7, 2007......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $4,270,819 or diluted and basic earnings per share of $.41 for the quarter ended December 31, 2006, and $17,963,758 or diluted and basic earnings per share of $1.74 for the year ended December 31, 2006. These results compare to net income of $4,342,650 or diluted and basic earnings per share of $.41, and $13,138,719 or diluted and basic earnings per share of $1.20, respectively, for the quarter and year ended December 31, 2005.

Operating revenues excluding fuel surcharges were $85,329,448 for the fourth quarter of 2006 compared to $83,861,479 for the fourth quarter of 2005. Operating revenues excluding fuel surcharges were $351,372,974 for the year ended December 31, 2006, a 7.7% increase compared to $326,353,129 for the year ended December 31, 2005.

Robert W. Weaver, President of the Company, commented, “The fourth quarter of 2006 saw a softer freight market develop which resulted in only a slight increase in operating revenue before fuel surcharges from the same period in 2005. We were pleased with the solid 7.7% year over year increase in revenue, before fuel surcharge, when 2006 is compared to 2005. In addition, continuous efforts to control costs, allowed revenue growth to outpace increases in operating costs, which had a year to year increase of only 5.8%, net of fuel surcharge. These improvements yielded a $4.8 million increase to net income, a 36.7% improvement from approximately $13.1 million for the year ended December 31, 2005 to approximately $18.0 for the year ended December 31, 2006. Another key statistic that highlights our success in 2006 is the reduction of the operating ratio for our Truckload Operations from 92.31% to 90.63% for the years ended December 31, 2005 and 2006 respectively.

Utilization, as measured by miles per truck per work day, decreased 5.8% per truck in the fourth quarter of 2006 to 519 miles per truck compared to 551 miles per truck during the fourth quarter of 2005. However, total miles increased 3.9% from 54.8 million miles during the fourth quarter of 2005 to 57.0 million miles during the fourth quarter of 2006, primarily as the result of the addition of 184 trucks.

For the quarter, average revenue per total mile, before fuel surcharge, decreased $0.02 per mile as compared to the same quarter in 2005. This decrease is primarily attributable to the conversion of most remaining contracts on spot-buy rates (rates that include a fuel surcharge) to long term contract rates with fuel surcharge as a separate item.

Our freight mix continues to remain a combination of dedicated (including automotive dedicated), non-dedicated automotive, and general commodity freight. For the fourth quarter 2006, revenue, before fuel surcharge, from dedicated and automotive freight was 57.2% and 49.2% of total revenue, before fuel surcharge, respectively.

As always, we will keep our focus on increasing our value to our stockholders.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended December 31,		Year ended December 31,
	2006	2005	2006	2005

Revenue, before fuel surcharge	$85,329,448	$83,861,479	$351,372,974	$326,353,129
Fuel surcharge	11,175,357	11,316,113	48,895,589	34,527,442
	96,504,805	95,177,592	400,268,563	360,880,571

Operating expenses:
Salaries, wages and benefits	30,964,571	29,363,456	127,538,805	122,004,839
Fuel expense	22,865,543	22,899,988	97,286,538	81,017,207
Operating supplies	6,392,783	5,874,966	25,681,683	23,114,902
Rent and purchased transportation	9,919,581	10,323,255	43,844,054	39,073,665
Depreciation and amortization	8,741,648	8,591,259	33,929,107	31,375,935
Operating taxes and license	4,136,560	3,865,170	16,420,587	15,776,132
Insurance and claims	3,879,737	3,777,270	16,388,700	15,992,066
Communications and utilities	680,825	668,381	2,642,420	2,648,378
Other	1,603,327	1,840,171	5,425,503	6,205,003
(Gain) loss on disposition of equipment	(30,607)	166,427	47,176	146,513
Total operating expenses	89,153,968	87,370,343	369,204,573	337,354,640

Operating income	7,350,837	7,807,249	31,063,990	23,525,931

Other income (expense):
Interest expense	(223,274)	(517,036)	(1,026,585)	(1,404,107)

Total other income (expense)	(223,274)	(517,036)	(1,026,585)	(1,404,107)

Income before income taxes	7,127,563	7,290,213	30,037,405	22,121,824
Provision for income taxes	2,856,744	2,947,563	12,073,647	8,983,105

Net income	$4,270,819	$4,342,650	$17,963,758	$13,138,719

Diluted earnings per share	$0.41	$0.41	$1.74	$1.20

Average shares outstanding - Diluted	10,307,929	10,636,062	10,301,806	10,975,948

	Quarter ended December 31,		Year ended December 31,
Truckload Operations	2006	2005	2006	2005

Total miles	56,978,780	54,840,590	229,809,624	228,623,528
Operating ratio*	90.90%	89.54%	90.63%	92.31%
Empty miles factor	6.32%	5.79%	5.86%	5.46%
Revenue per total mile, before fuel surcharge	$1.33	$1.35	$1.34	$1.26
Total loads	79,004	71,955	315,379	303,476
Revenue per truck per work day	$690	$746	$684	$651
Revenue per truck per week	$3,450	$3,730	$3,420	$3,255
Average company trucks	1,917	1,724	1,820	1,757
Average owner operator trucks	44	53	45	66

Logistics Operations
Total revenue	$9,521,403	$9,671,817	$42,718,353	$39,212,838
Operating ratio	95.21%	99.51%	94.99%	96.31%

	As of December 31,
	2006	2005

Long-term debt to book capitalization	10.19%	19.24%
Shareholders’ equity	$185,028,065	$164,762,022
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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.